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                                                                     EXHIBIT 5.1



                      [LETTERHEAD OF HOLLAND & KNIGHT LLP]

                                November 16, 1999



Board of Directors
Republic Bancshares, Inc.
Suite 300
111 Second Avenue, N.E.
St. Petersburg, Florida  33701

                  Re: Republic Bancshares, Inc. Registration Statement on Form S-3 $15,000,000 of 7% Convertible Subordinated Debentures and 1,042,182 Shares of Common Stock

Ladies and Gentlemen:

         We have acted as special counsel to Republic Bancshares, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration by Republic of an aggregate of $15,000,000 of the Company's 7% Convertible Subordinated Debentures and 1,042,182 shares of the Company's Common Stock, $2.00 par value per share (the "Securities").

         In connection with the offering of the Securities, we have examined, among other things, such state laws and executed originals and/or photostatic copies, certified or otherwise identified to our satisfaction as being true copies of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion letter. As to various questions of fact material to this opinion letter, where relevant facts were not independently established, we have relied upon statements of officers of Republic.

         We have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have assumed that all signatories were and are legally competent to execute and deliver the documents executed by each of them.

         Based upon and subject to the foregoing, and in reliance thereon, and subject to the qualifications hereinafter expressed, we are of the opinion that the Securities are duly authorized, validly issued, fully paid, and nonassessable.

         We hereby consent to the inclusion of this opinion letter as part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.





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         We are members of the Bar of the District of Columbia and the State of
Florida and do not herein express any opinion as to matters governed by the laws of any jurisdiction other than the internal laws of the District of Columbia and the State of Florida (without reference to the choice-of-law or conflict-of-law provisions, principles or decisions under District of Columbia and Florida law, or under any other state, Federal or foreign law); and we have assumed compliance with all other laws, including, without limitation, Federal, foreign and other states' laws.

         Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. By rendering our opinion letter, we do not undertake to advise you of any changes in such laws or facts which may occur or come to our attention after the date hereof.

         The foregoing opinions are furnished to you at your request, are solely for your benefit and may not be relied upon by any other party without the prior written consent of a shareholder of this law firm.


                                         Sincerely yours,

                                         /s/ HOLLAND & KNIGHT LLP

                                         HOLLAND & KNIGHT LLP